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Exhibit 5.2

Allen & Overy LLP Avenue de Tervueren 268 A
To:	Huntsman Advanced Materials LLC	B-1150 Brussels Belgium
500 Huntsman Way
	Salt Lake City, UT 84108	Tel +32 (0)2 780 2222
	United States of America	Fax +32 (0)2 780 2244

Brussels, 4 April 2005

Dear Sirs,

        You have requested our opinion in connection with certain Belgian legal aspects of the Notes Guarantee (as defined below) in relation to an exchange offer (the "Exchange Offer") by Huntsman Advanced Materials LLC ("Huntsman") of (i) up to $250,000,000 principal amount of Huntsman's 11% Senior Secured Notes due 2010 (the "New 11% Notes") and (ii) up to $100,000,000 principal amount of Huntsman's Senior Secured Floating Rate Notes due 2008 (the "New Floating Rate Notes" and, together with the New 11% Notes, the "New Notes "). The New Notes are issued in exchange for a like principal amount of Huntsman's outstanding $250,000,000 11% Senior Secured Notes due 2010 (the "Old 11% Notes") and $100,000,000 Senior Secured Floating Rate Notes due 2008 (the "Old Floating Rate Notes" and, together with the Old 11% Notes, the "Old Notes") in connection with which we provided on 30 June 2003 a legal opinion to Deutsche Bank AG (as Collateral Agent), Wells Fargo Bank Minnesota, National Association (as Trustee) and Deutsche Bank Securities Inc. and UBS Securities LLC as Initial Purchasers (the "First Legal Opinion") and on 21 December 2004 a legal opinion to Huntsman Advanced Materials LLC (the "Second Legal Opinion"). The Old Notes were, and the New Notes will be, guaranteed by the Notes Guarantee (as defined below) granted by the Guarantor (as defined below). This opinion is being furnished to you in accordance with the requirements of Item 601 (b) (5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act") in connection with the filing of the Amendment to the Registration Statement (hereinafter defined) and for no other purpose.

1.     DOCUMENTS EXAMINED

        For the purpose of this opinion we have examined the following documents:

  (a)
  a copy of Amendment n° 2 to the Registration Statement (the "Amendment to the Registration Statement") on Form S-4 (File No. 333-115344) as filed with the Securities and Exchange Commission (the "Commission") on 4 April 2005 under the Act;

  (b)
  a copy of an executed Indenture dated 30 June 2003 entered into between Huntsman Advanced Materials LLC as Issuer, the Guarantors named therein (including the Guarantor) and Wells Fargo Bank Minnesota, National Association as Trustee in relation to the issue of 11% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2008 (the "Indenture");

  (c)
  a copy of an executed Guarantee dated 30 June 2003 entered into by the Guarantor pursuant to the Indenture (the "Notes Guarantee");

  (d)
  a copy of an executed Joinder Agreement dated 30 June 2003 entered into by the Guarantor in relation to the Purchase Agreement (the "Purchase Agreement") of 23 June 2003 between Huntsman Advanced Materials LLC, Deutsche Bank Securities Inc. and UBS Securities LLC (the "Joinder Agreement");

  (e)
  a copy of an executed Registration Rights Agreement dated 30 June 2003 entered into between Huntsman Advanced Materials LLC, the subsidiaries of Huntsman Advanced Materials LLC listed in Schedule 1 thereto (including the Guarantor), Deutsche Bank Securities Inc. and UBS Securities LLC (the "Registration Rights Agreement");

        "Guarantor" means Huntsman Advanced Materials (Belgium) BVBA, a Belgian private limited liability company, with its registered office at Everslaan 45, 3078 Everberg, registered with the Legal Entities Register under enterprise number 0464.595.752.

        "Basic Documents" means the documents listed in (a)-(e) above.

  (f)
  a copy of the deed of incorporation (oprichtingsakte) of the Guarantor dated 25 June 2003, including the Articles (statuten) of the Guarantor (the "Articles", as amended), a copy of the deed of capital increase dated 30 June 2003, amending the Articles, a copy of the deed of capital increase dated 10 November 2004, also amending the Articles and a copy of the deed of capital increase dated 30 December 2004, also amending the Articles;

  (g)
  a copy of the minutes of a meeting of the board of managers (College van Zaakvoerders) of the Guarantor held on 27 June 2003 ("Board Minutes");

  (h)
  a copy of the publication by way of extracts in the Annexes du Moniteur belge/Bijlagen bij het Belgisch Staatsblad dated 7 July 2003 and 20 August 2003, under reference N. 20030707-0077280 and N. 20030820-0087705, relating to the deed of incorporation (oprichtingsakte) and the capital increase (kapitaalsverhoging) of 30 June 2003, a copy of the publication by way of extracts in the Annexes du Moniteur belge/Bijlagen bij het Belgisch Staatsblad dated 13 December 2004, relating to the capital increase (kapitaalsverhoging) of 10 November 2004 and a copy of the publication by way of extracts in the Annexes du Moniteur belge/Bijlagen bij het Belgisch Staatsblad dated 31 January 2005, relating to the capital increase (kapitaalsverhoging) of 30 December 2004; and

  (i)
  such other documents as we have considered necessary for the purposes of delivering this opinion.

2.     ASSUMPTIONS

        For the purposes of giving the opinion set out below, we have assumed:

  (a)
  the genuineness of all signatures;

  (b)
  the conformity with authentic originals of all documents (including certified copies) submitted to us as copies, that all copies of documents are complete and up to date and that the relevant original or copy continues in full force and effect;

  (c)
  that each party to the Basic Documents (other than the Guarantor) validly exists, has the legal power and authority to enter into, and to perform its obligations under the Basic Documents and that the Basic Documents have been duly approved by such party, and signed and delivered on its behalf by persons duly authorised to do so;

  (d)
  that none of the Basic Documents or the Board Minutes have been amended, supplemented, terminated, rescinded or declared null and void by a court;

  (e)
  that the documents to which we have referred herein remain accurate and that there have been no variations to any such documents;

  (f)
  that each Basic Document constitutes legal, valid, binding and enforceable obligations of all parties thereto under the laws by which it is expressed to be governed and all other relevant laws (other than Belgium);

  (g)
  that in so far as any obligation under any Basic Document is to be performed in any jurisdiction other than Belgium, its performance will not be illegal, contrary to public policy or otherwise ineffective under the law of that jurisdiction;

  (h)
  that the managers of the Guarantor have satisfied themselves that the entry by the Guarantor into the Basic Documents to which it is party is in the corporate interest of the Guarantor and that their conclusions in this respect are not unreasonable;

  (i)
  that New York law will determine whether a holder of Securities, the Trustee under the Indenture and the Initial Purchasers are entitled to sue under the Notes Guarantee;

  (j)
  that there are no contractual or other similar restrictions binding on the Guarantor which would affect the conclusions in this opinion;

  (k)
  that no proceeds of any funds made available pursuant to the Basic Documents are used directly or indirectly to acquire, or to refinance the acquisition of, shares in the Guarantor;

  (l)
  that no person entitled to rely on this opinion is aware that any assumption made by us is incorrect;

  (m)
  that other documents which we have examined for the purposes of this opinion (other than the Basic Documents) are valid, binding, enforceable and in force as at the date this opinion is given;

  (n)
  that each choice of law contained in the Basic Documents is bona fide and is not unconnected with the commercial realities of the transactions contemplated by the Basic Documents;

  (o)
  that there has not been any mistake of fact, fraud, duress or undue influence by or among the parties to the Basic Documents;

  (p)
  that no facts or circumstances, or provisions of any laws of any jurisdiction (other than Belgium) would affect the opinions stated herein;

  (q)
  that the New Notes will not be offered or sold in Belgium in any manner which would constitute a public offering under the laws of Belgium; and

  (r)
  that the Notes Guarantee cannot be traded separately from the New Notes.

        The making of any or all of the above assumptions does not imply that we have made any enquiry to verify the correctness of any assumption.

3.     OPINION

        Based upon the foregoing and subject to the qualifications and limitations dated hereafter and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of Belgium are concerned:

  (a)
  Status.    On the date of present legal opinion, the Guarantor is a company duly incorporated for an unlimited duration and validly existing as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of Belgium.

  (b)
  Execution.    On 30 June 2003, the Indenture and the Notes Guarantee were validly executed and delivered by the Guarantor.

  (c)
  Power and authority.    The Guarantor had on 30 June 2003 the requisite corporate power and authority under the laws of Belgium to execute and deliver, and it has the requisite corporate power and authority under the laws of Belgium to perform, its obligations under the Indenture and the Notes Guarantee to which it is expressed to be a party and the execution, delivery and performance of the Indenture and the Notes Guarantee does not contravene its Articles. The Guarantor has taken all necessary corporate action to authorise the execution, delivery and performance of the Indenture and the Notes Guarantee.

4.     QUALIFICATIONS

        Our opinion is subject to the following qualifications.

  (a)
  No opinion is expressed on matters of fact.

  (b)
  We express no opinion as to any laws other than Belgian law as in force at the date of this opinion (unpublished case law not included).

  (c)
  Enforcement of the Indenture and the Notes Guarantee may be affected or limited by the provisions of Belgian law governing the bankruptcy, insolvency, fraudulent act (pauliana), judicial composition and liquidation, as well as to other laws of Belgium affecting creditors' rights generally, and notwithstanding the clause expressly providing for jurisdiction of other courts may have exclusive jurisdiction for certain or all of these matters.

    Without limiting the generality of the foregoing, in particular, it is to be noted that:

    —
    any provision for an event of default, an acceleration or other early termination of the Notes Guarantee or the guaranteed obligations by reason of the Guarantor being subject to a request for or for having obtained a concordat judiciaire/gerechtelijk akkoord is without effect;

    —
    if the Guarantor is declared bankrupt within six months of the date of the Notes Guarantee to which it is a party, then its obligations may be set aside on the grounds that they were assumed without adequate consideration;

    —
    Based on the law of 15 December 2004 concerning financial collateral arrangements and various tax provisions regarding collateral arrangements and loans with respect to financial instruments (the "Collateral Law"), set-off of mutual debts will be enforceable in the event of an insolvency proceeding (as defined in the Collateral Law), an attachment or any other similar situation of conflicting claims between creditors, if:

    (i)
    the mutual debts existed at the time of opening of the insolvency proceedings, the attachment or the situation of conflicting claims of creditors (regardless of their object, the currency in which the mutual debts are expressed or of when the mutual debts mature); and

    (ii)
    the set-off arrangement was entered into before the opening of the insolvency proceedings, the attachment or the situation of conflicting claims of creditors or, if entered into thereafter, the counterparty was, at the time of conclusion of the set-off arrangement, reasonably unaware of the opening of such proceedings.

    Based on the preparatory works of the Collateral Law, if the mutual debts came into existence after the opening of the insolvency proceedings, the traditional rules for set-off will apply, in that netting of such mutual debts will only be enforceable if a nexus (connexité) exists between the mutual debts to be set-off, i.e. , if they are closely interrelated;

    The Collateral Law applies to set-off arrangements concluded before the entry into force of the Collateral Law, i.e. 1 February 2005, except for insolvency proceedings, attachment proceedings and situations of conflicting claims of creditors that date prior to 1 February 2005.

    —
    as a general rule, any power of attorney or other mandate expressed to be irrevocable will nevertheless lapse upon the bankruptcy of the principal and arguably upon the judicial composition and the liquidation of the principal; furthermore such power of attorney may not be effective where the attorney is exposed to a conflict of interest.

    Periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith.

  (d)
  In respect of the Notes Guarantee entered into by the Guarantor, as a general rule, a Belgian company may not normally encumber its assets or obligate itself for the benefit of its parent or affiliated companies. Although there is very little case law on upstream and cross-stream guarantees, such guarantees have been upheld if there is a structured group with strong commercial links, if the guarantees and securities are within the corporate purpose of the guarantor and meet the so-called "corporate interest" test. This test can be met if it can be demonstrated that (i) the guarantor itself derives a benefit from granting the guarantee (e.g. part of the borrowings will be used, directly or indirectly, by it, more advantageous credit terms can be obtained at the group level, improvements in management will be made, the subsidiary will have access to new or better technology, markets, etc.) and (ii) the amount guaranteed is not disproportionate to the financial means available to the guarantor or to the benefit it derives from the transactions. If these conditions are not met, the guarantee would be deemed contrary to the company's interest.

    Whether this "proportionality" test is met can only be judged in light of the circumstances surrounding the guarantee at the time it is granted, and in particular

    —
    the amount and duration of the guarantee;

    —
    the amount of the guarantor's capital, its net assets and overall financial condition;

    —
    the benefit the guarantor derives from the transaction; and

    —
    the risk that the guarantee will be called, and the likelihood of reimbursement by the company for whose benefit the guarantee was granted.

    Similar rules apply in determining whether the guarantee constitutes a misuse of corporate assets (misbruik van vennootschapsgoederen).

    The legal rules regarding corporate interest do not contain well-defined guidelines, and their proper application depends upon the business issues affecting the Guarantor, which can only be properly assessed by its board of managers.

    We understand that the board of managers of the Guarantor has considered these issues, and has approved the Notes Guarantee, and the Board Minutes reflect this.

  (e)
  Under Belgian company law, a besloten vennootschap met beperkte aansprakelijkheid (BVBA) may not make a public call for funds (openbaar beroep op het spaarwezen doen/faire publiquement appel à l'épargne). A company makes a public call for funds if it publicly offers "securities" (effecten/titres) in Belgium or abroad. The statutory definitions of "securities" and the definitions of "securities" put forward by legal writers do not offer clear guidance as to whether a guarantee of publicly offered securities (such as the New Notes) constitutes a "security" for this purpose. We believe the better view is that the Notes Guarantee should not constitute a security, but the matter is not entirely free of doubt.

  (f)
  We express no opinion as to whether the execution by any party other than the Guarantor of, or the performance by any party other than the Guarantor of obligations under, the Basic Documents to which it is expressed to be a party (or any document or instrument created under such a Basic Document) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, Belgian law.

  (g)
  We express no opinion as to whether any approval, authorisation, permission or consent of or filing, recording or registration with any public authority, public office or governmental agency of any jurisdiction other than Belgium is necessary in connection with the execution or delivery of the Basic Documents or to ensure the legality or validity of, or the enforceability against the Guarantor of, the Basic Documents to which it is expressed to be a party (or any document or instrument created under the Basic Documents).

  (h)
  This opinion is restricted to matters relating to the Guarantor which are expressly stated in this letter and does not extend by implication to any other thing. In particular, we express no opinion on (i) any tax matters; (ii) the legality, validity, binding nature or enforceability of the Basic Documents and (iii) the documents listed in (c), (f)-(m) of the "Documents examined" section of the First Legal Opinion.

  (i)
  With regard to judicial proceedings in Belgium, any Basic Document may have to be translated into either French, Dutch or German (depending upon where proceedings are taken and, in the event that the proceedings would be taken in Brussels, depending upon the particulars of each case) and certified by a sworn translator in Belgium (in proceedings), before being admitted in a Belgian Court proceeding.

        In this opinion, Belgian legal concepts are expressed in English terms and not in their original Belgian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express conditions that any issues of interpretation or liability arising thereunder will be governed by Belgian law and be brought before a Belgian court.

        This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

        We acknowledge that Stoel Rives LLP will rely on this opinion in its capacity as US legal counsel to the Issuer for the purpose of giving an opinion to Huntsman on the date of this opinion.

        This opinion is given in accordance with the rules and standards of the Brussels Bar and is given solely for the purpose of the transaction described herein and for the benefit of the persons to whom it is addressed and their legal counsel, and may not be relied upon for any other purpose or by any other persons or be transmitted to or filed with any other person or in connection with any other transaction.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Amendment to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully,

/s/ Joost Everaert	/s/ Patrick Smet
Joost Everaert	Patrick Smet

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  Exhibit 5.2